Exhibit 99.3

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
917-763-8106	EnteroMedics Inc.
eliza@argotpartners.com	651-789-2860
glea@enteromedics.com

EnteroMedics Reports First Quarter 2016 Financial Results

ST. PAUL, Minnesota, May 5, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three months ended March 31, 2016.

“We had a very productive start to the year with progress made on several fronts, including building momentum in our vBloc® direct-to-patient marketing strategy and reimbursement efforts, and presentation of data showing the dramatic effect of vBloc® in the moderately obese,” said Dan Gladney, Chief Executive Officer of EnteroMedics. “We were also pleased to expand the availability of vBloc® through our recently announced agreement with Academy Medical, and through partnerships with our integrated delivery networks such as the Winthrop-University Hospital System. Together, these efforts will be vital as we move towards establishing vBloc® as a medically necessary, value based treatment which meets an unmet need in the care continuum, with the ultimate goal of obtaining broad reimbursement coverage.”

Greg S. Lea, Chief Financial Officer and Chief Compliance Officer, added: “As we have highlighted in the past, we expect our capital structure to simplify throughout 2016 with the expiration of a large percentage of outstanding warrants. Adding to a focused commercial strategy, we believe a strong balance sheet, simplified capital structure and continued, careful expense management, position us well for future value creation.”

As previously disclosed, the Company will not host a conference call to discuss first quarter results. The Company expects to host a conference call late in the second quarter, once substantial progress has been achieved in its vBloc® program.

Financial Results

For the three months ended March 31, 2016, the Company reported sales of $72,000 with gross profits totaling $32,000. The Company reported a net loss of $7.4 million, or $0.94 per share, which includes

$1.0 million, or $0.12 per share, of interest expense and certain non-cash items, including stock based compensation, depreciation, change in value of convertible notes payable and change of value of warrant liability. Selling, general and administrative expenses for the quarter were $6.1 million and research and development expenses were $1.4 million. On March 31, 2016 the Company’s cash, cash equivalents and short-term investments totaled $11.2 million. On May 3, 2016, the Company announced that the third of four tranches of the $25 million Senior Amortizing Convertible Notes (the “Notes”) offering announced on November 5, 2015, had closed, for proceeds of $6.25 million.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

(See attached tables)

ENTEROMEDICS INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Sales	$72	$—
Cost of goods sold	40	—

Gross profit	32	—

Operating expenses:
Selling, general and administrative	6,142	4,727
Research and development	1,432	2,237

Total operating expenses	7,574	6,964

Operating loss	(7,542)	(6,964)
Other income (expense), net	133	(210)

Net loss	$(7,409)	$(7,174)

Net loss per share - basic and diluted	$(0.94)	$(1.48)

Shares used to compute basic and diluted net loss per share	7,841	4,849

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Cash, cash equivalents and short-term investments	$11,154	$7,927
Inventory	1,868	1,686
Prepaid expenses and other current assets	929	889
Property and equipment, net	298	326
Other assets	606	759

Total assets	$14,855	$11,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$261	$172
Debt	10,756	1,267
Other liabilities	5,097	6,475

Total liabilities	16,114	7,914
Stockholders’ equity	(1,259)	3,673

Total liabilities and stockholders’ equity	$14,855	$11,587